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                     March 28, 2023

       Biao Wei
       Chief Executive Officer
       Lixiang Education Holding Co. Ltd.
       No. 818 Hua Yuan Street
       Liandu District, Lishui City, Zhejiang Province, 323000
       People   s Republic of China

                                                        Re: Lixiang Education
Holding Co. Ltd.
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-39559

       Dear Biao Wei:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services